CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 14, 2004 relating to the financial statements and financial highlights which appear in the April 30, 2004 Annual Reports to Shareholders of Cambiar Opportunity Fund, Cambiar International Equity Fund and Chicago Asset Management Value Portfolio (three of the portfolios constituting The Advisors' Inner Circle Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 27, 2004